Exhibit 10.23

May 1, 2004

Matthew Yoon
101E - 308 Glen Drive
Coquitlam, BC V3B 2P8

Dear Mr. Yoon:

RE: Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies Inc. ("the Company") is prepared to employ you. By signing this letter agreement you accept the following terms and conditions:

1. WORK DUTIES

1.01 You will carry out the duties and responsibilities of the position of Chief Financial Officer of the Company as set out in a job description attached as Schedule "A".

1.02 The operational requirements of Chief Financial Officer may require amendment to your job description from time to time without notice to you.

2. TERM OF EMPLOYMENT

2.01 The Company will employ you for a one year period commencing May 1, 2004 and ending April 30, 2005. This employment period is subject to the termination provisions in Section 10 of this Agreement.

3. SALARY AND BENEFITS

3.01 Subject to the others terms and conditions of this Agreement, the Company agrees to pay you a base salary of $5,000.00 per month.

4. VACATION

4.01 You will be entitled to two weeks' paid vacation.

5. HEALTH AND WELFARE BENEFITS

5.01 The Company will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by the Company or its carriers. Policy documents govern benefit entitlement.

6. STOCK OPTIONS

6.01 The Company shall provide to you stock options that will be subject to a separate stock option agreement. Subject to the terms of that stock option agreement, the Company shall provide to you options to acquire 150,000 shares of the Company, at the option price of $2.20 per share, vesting as to 50,000 on August 1, 2004, 50,000 on October 1, 2004 and 50,000 on January 1, 2005.

6.02 You agree and acknowledge that none of the options or the shares acquired on exercise of the options will be registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

7. EXPENSES

7.01 In accordance with policies formulated by the Company from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses you will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

8. SERVICE TO THE COMPANY

8.01 During the term of your employment by the Company, unless otherwise authorized in writing by the Chief Executive Officer of the Company, you will well and faithfully serve the Company and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of the Company.

8.02 During the term of your employment by the Company you will not carry on or be engaged in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or officer with any other corporation, firm or person other than with the Company.

9. CONFIDENTIALITY

9.01 All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with the Company related to the business and the affairs of the Company or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services which have been or are being developed or utilized by the Company or in which it may become interested (collectively the "Confidential Information"), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of the Company. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than the Company any of the Confidential Information, nor will you use it for any purposes other than those expressly authorized in writing by the Chief Executive Officer of the Company. This paragraph does not apply to any information which would be found in the public domain.

10. TERMINATION

10.01 In the event of cause, the Company may terminate your employment at any time before the end of the term of this Agreement without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, or any reason deemed just cause pursuant to the common law of the Province of British Columbia.

10.02 In the absence of cause, and in the event of termination on or before April 30, 2005, the following termination and resignation provisions apply to your employment with the Company:

10.02.1 You may resign on giving to the Company 3 months' prior written notice of the effective date of your resignation.

10.02.2 On receipt of your three (3) months' notice of resignation the Company may elect to pay you three (3) months' base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

10.02.3 In the event that your employment is terminated by the Company other than for cause, as defined in Section 10.01 of this Agreement, your employment may be terminated either upon written notice as hereinafter provided or by a payment in lieu of written notice.

10.02.4 In the event that your employment is terminated other than for cause, you shall be entitled to one (1) month's notice of termination or at the option of the Company, the payment of one (1) month's base salary in lieu of notice.

10.02.5 The Company may provide three months' actual notice of termination, three months' base salary, or any combination of actual notice and base salary totalling the amount of notice or payment in lieu of notice to which you are entitled under this Agreement. In the event that the Company elects to pay base salary, either in lieu of or in addition to actual notice, it may make such payment in equal monthly amounts over such notice period.

10.02.6 The notice and severance benefits set out above are inclusive of and not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation. If you are entitled to a greater period of notice or payment in lieu of notice pursuant to legislation, such notice or payment shall constitute your full entitlement under this Agreement.

10.02.7 It is agreed that in the event of the termination of your employment that neither you nor the Company shall be entitled to any notice or payment in excess of that specified above.

10.03 In the absence of termination under the terms of Sections 10.01 and 10.02 of this Agreement, your employment with the Company will terminate on April 30, 2005.

11. RENEWAL

11.01 At the end of the term of this Agreement, this Agreement shall automatically renew for a further one year term unless at least three months prior to the end of the term, either party advises the other party in writing of its intention not to renew the Agreement.

12. LAW OF THE CONTRACT

Any dispute relating to the terms of this employment agreement will be resolved pursuant to the laws of the Province of British Columbia.

13. OTHER REPRESENTATIONS

13.01 You acknowledge that in accepting employment with the Company, you have relied solely upon the terms and conditions set out in this letter, and not upon any other representations which may have been made during the hiring process.

14. MODIFICATION

14.01 No modification or amendment of this Agreement shall be binding on you or the Company unless witnessed in writing and duly executed by you and the Company.

If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours very truly,

By: /s/ John Cockburn
John Cockburn
President & CEO

ACCEPTED AND AGREED TO THIS 1ST DAY OF MAY, 2004, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ Matthew Yoon
MATTHEW YOON

SCHEDULE "A"

The job description of the CFO of Bulldog Technologies Inc. (the "Company") entails the following primary responsibilities:

1. Directs the overall financial plans and accounting practices of the Company. Oversees treasury, accounting, budget, tax and audit activities of the Company and its subsidiaries. Oversees financial and accounting system controls and standards and ensures timely financial reports for use by the Company's management and/or board of directors.

2. Ensures compliance by the Company with the rules and regulations of the Securities Exchange Commission ("SEC"), and relevant legislation required of a publicly traded corporation. In particular, compliance with the Sarbanes-Oxley Act of 2002 and Securities Exchange Act of 1934 pertaining to quarterly and annual reports, and filing and registration of reports/documents required by the SEC.

3. Manages accounting functions and preparation of reports detailing financial results. Establishes and maintains accounting practices to ensure accurate and reliable data necessary for business operations, and compliance with generally accepted accounting principles of Canada and USA.

4. Directs budget and cost controls, financial analysis, accounting practices and reports. Analyzes and interprets financial data and recommends changes to improve systems and financial performance.

5. Reviews cost accounting records such as subcontracting, field service, sales costs, and research and development costs. Computes project costs, compares actual costs to estimates and analyzes variances.